Exhbit 99.2

Company Contacts:       Frank Tarallo, CFO & Treasurer  or  Lisa Rassel, Manager of Investor Relations
Phone:               800-998-8479  -  770-271-0233                                             Website:                      www.theragenics.com

Juniper to Acquire Theragenics Corporation

Stockholders to Receive $2.20 per share in Cash

BUFORD, GA, August 5, 2013 – Theragenics Corporation® (NYSE: TGX) (the “Company”), a medical device company serving the surgical products and prostate cancer treatment markets, announced today that it has signed a definitive merger agreement pursuant to which a newly formed affiliate (the “Purchaser”) of Juniper Investment Company, LLC will acquire all of the outstanding common stock of the Company for $2.20 per share in cash.

The Board of Directors of the Company unanimously approved the merger agreement and the transactions contemplated thereby.  The merger agreement permits the Company to solicit competing offers from credible and bona fide third parties through September 6, 2013.

Regarding the transaction, M. Christine Jacobs, the Company’s Chairman, Chief Executive Officer and President, stated, “This transaction presents a significant premium over the Company’s trading prices prior to the announcement of discussions with Juniper, and, after careful analysis, the Board has determined that the transaction is in the best interests of our stockholders.”

Ms. Jacobs, who would retire from Theragenics upon the closing of a transaction with Juniper, concluded, “Juniper is an experienced investor and committed to maintaining the customers-first approach that is so fundamental to the Company.  Theragenics will be well positioned to continue to serve the needs of its customers without the significant burden of public company costs.”

Alexis Michas, a managing member of Juniper Investment Company, said, “We will be focused on delivering profitable growth by providing outstanding products and outcomes for the Company’s customers.  We recognize that the Company’s success is driven by the efforts of its employees, and we look forward to continuing to build on the Company’s strong foundation of quality, dedication and service.”

The transaction is expected to close in the fourth quarter of 2013, subject to stockholder approval and customary closing conditions as set forth in the merger agreement.  Upon the closing of the transaction, Frank J. Tarallo, the current Chief Financial Officer of the Company, will become the Chief Executive Officer of the Company.  Mr. Tarallo will also remain President of the Brachytherapy business.  Current senior management of CP Medical, Galt Medical, and NeedleTech Products, all wholly-owned subsidiaries of the Company, will remain unchanged.

The financing for the transaction is fully committed, and will consist of a combination of equity contributed by affiliates of Juniper and other investors, including affiliates of Garrison Investment Group, and debt financing provided by Credit Suisse AG and affiliates of Garrison Investment Group.  Juniper currently owns approximately 7% of the Company’s outstanding common stock and will reinvest that equity into the acquiring entity or an affiliate thereof.

Company Contacts:       Frank Tarallo, CFO & Treasurer  or  Lisa Rassel, Manager of Investor Relations
Phone:               800-998-8479  -  770-271-0233                                             Website:                      www.theragenics.com

VRA Partners is acting as the Company’s financial advisor, and Brown Gibbons Lang & Company is acting as the Board’s independent financial advisor.  Bryan Cave LLP is acting as the Company’s legal advisor.

Juniper is acting as its own financial advisor, and Shearman & Sterling LLP is acting as its legal advisor.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file a proxy statement with the SEC.  INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION.  Investors may obtain free of charge the proxy statement (when available) and other relevant documents filed with the SEC with respect to the proposed transaction at the SEC’s website at www.sec.gov.  In addition, the proxy statement (when available) and such other documents may be obtained free of charge by directing a request to Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518, Attention: Investor Relations Department, (800) 998-8479.

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger.  Information regarding the interests of such directors and executive officers is included in the Company’s proxy statement for its 2013 Annual Meeting of Stockholders filed with the SEC on April 1, 2013, and information concerning all of the Company’s participants in the solicitation will be included in the proxy statement related to the proposed merger when it becomes available.

About Theragenics Corporation

Theragenics Corporation operates two business segments: its surgical products business and its brachytherapy seed business. The surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, implanters, introducer products, and other needle-based products. The surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. Theragenics’ brachytherapy business manufactures, custom loads, distributes and markets “seeds” used primarily in the minimally invasive treatment of localized prostate cancer. The Company’s brachytherapy product line (www.theragenicsbrachy.com) includes its palladium-103 TheraSeed® and its iodine-125 AgX100® devices. The terms “Company,” “we,” “us,” or “our” mean Theragenics Corporation and all entities included in our consolidated financial statements. For additional information, call our Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

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